Exhibit 99.1

Intel Second-Quarter Business within Expectations; Revenue Expected to be Between $8.0 Billion and $8.2 Billion

    SANTA CLARA, Calif.--(BUSINESS WIRE)--June 3, 2004--Intel Corporation expects revenue for the second quarter to be between $8.0 billion and $8.2 billion, as compared to the previous range of $7.6 billion to $8.2 billion.
    Demand for Intel Architecture products is consistent with the company's expectations at the beginning of the quarter and significantly higher than in the same period last year. Communications revenue is trending above the company's previous expectations primarily due to increased demand for the company's flash memory products.
    The gross margin percentage is expected to be between 60 percent and 61 percent, as compared to the previous expectation of 60 percent, plus or minus a couple of points.
    The company closed a state income tax audit relating to prior years' returns, and as a result will reduce its income tax expense by approximately $60 million during the quarter, which will slightly reduce the previous full year tax rate expectation of approximately 32 percent.
    All other expectations are unchanged.
    This Business Update is a scheduled update to the company's Business Outlook for the quarter, which ends June 26. Intel's second-quarter Business Outlook was originally published in the company's first-quarter 2004 earnings release, available at www.intc.com. The company will discuss this update during a public webcast at 2:30 p.m. PDT today at www.intc.com, with a replay available until July 13.
    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

    This Business Update and the April 13 Business Outlook are forward looking and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions as well as computing and communications industry trends and changes in customer ordering patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, the availability of sufficient inventory to meet demand, the availability of externally purchased components or materials and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of Intel's products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage varies with revenue levels, product mix and pricing, changes in unit costs, capacity utilization and the existence of excess capacity, and the timing and execution of the manufacturing ramp, including the ramp of 90 nm process technology on 300 mm wafers, and associated costs. The gross margin percentage could also be affected by excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing or assembly and test assets. Intel conducts much of its manufacturing, assembly and test, and sales activities outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, tariff and import regulations and regulatory requirements which may limit Intel's or its customers' ability to manufacture, assemble and test, design, develop or sell products in particular countries. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impacts of major health concerns, or of large-scale outages or interruptions of service from utility or other infrastructure providers, on Intel, its suppliers, customers or other third parties could also adversely affect Intel's business and impact customer order patterns. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of revenue and profits. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges on investments are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. The tax rate expectation is based on current tax law and current expected income, and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, and the ability to realize deferred tax assets. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications) and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and/or regulatory matters described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended March 27, 2004.

    *Intel is a trademark or registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.